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                                                                Exhibit 99(C)(2)
                              MICRO WAREHOUSE, INC.
                             535 Connecticut Avenue
                                Norwalk, CT 06854


                                                       December 2, 1999


BYOWC Partners LLC
9965 Wilshire Blvd.
Beverly Hills, CA  90212
Attention:  Alfred D. Boyer

Gentlemen:

         Over the past several weeks, representatives of BYOWC Partners LLC ("BYOWC") and Micro Warehouse, Inc. (the "Company") have been discussing the possibility of BYOWC's proposing to acquire the Company for cash, have been discussing a range of prices per share at which such proposal might be made, and have been negotiating the form of agreement which would govern such a proposed transaction. The parties acknowledge that any final agreement is subject to approval of the Company's Board of Directors, receipt by the Company of a fairness opinion from its financial advisor and completion by BYOWC of its due diligence investigation.

         BYOWC has requested that the Company provide it with non-public information to assist BYOWC in completing its diligence investigation and its evaluation of this possible transaction. The Company is willing to provide this information to BYOWC, but the Company is requiring BYOWC to agree to certain standstill provisions, and the parties have agreed to certain other provisions, as follows:

         I. A. Promptly following the execution of this letter agreement, the Company shall:

                  (1) afford to the officers, employees, accountants, counsel, financing sources and other representatives of BYOWC, reasonable access during normal business hours to its properties, books, contracts, commitments and records;

                  (2) furnish to BYOWC all information concerning its business, properties and personnel as BYOWC may reasonably request or has reasonably requested;

                  (3) make available during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of BYOWC the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and 8 personnel as BYOWC may reasonably request, in each case so as to provide BYOWC with a meaningful opportunity to complete its diligence investigation of the Company's

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BYOWC Partners LLC
December 2, 1999
Page 2


         non-public information and to make a determination prior to December 17, 1999 (the "Determination Date") whether or not to proceed with the proposed transaction.

            B. If on or prior to the Determination Date BYOWC provides written notice to the Company that it wishes but is unable to make a Qualifying Offer (as defined below) by reason of its lack of financing for a Qualified Offer on commercially reasonable terms, the Determination Date shall be extended to January 7, 2000 for the purpose of enabling BYOWC to arrange for such financing.

                  II. As of the date of this letter agreement, except as previously disclosed to the Company in writing, BYOWC does not own beneficially any securities entitled to be voted generally in the election of directors of the Company or any direct or indirect options or other rights to acquire any such securities ("Voting Securities"). BYOWC agrees that for a period of one year from the date of this letter agreement (the "Standstill Period"), without the written approval of the Company, neither BYOWC nor any of its members or its or their controlled affiliates, will publicly propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person, directly or indirectly,
         (i) any form of business combination, acquisition or similar transaction relating to the Company, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company; or
         (iii) any demand, request or proposal to amend, waive or terminate any provision of this paragraph II, nor except as aforesaid, during such period will BYOWC or any of its members or its or their controlled affiliates:

                  (1) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any of the Company's Voting Securities, other than by reason of a stock dividend, stock split, rights offering or similar action initiated by the Company; PROVIDED, HOWEVER, BYOWC may acquire additional Voting Securities so long as the aggregate amount beneficially owned by BYOWC does not exceed 10% of the total outstanding capital stock of the Company;

                  (2) make, or in any way participate in, any solicitation of proxies with respect to any such Voting Securities (including by the execution of action by written consent), become a participant in any election contest with respect to the Company, seek to influence any person with respect to any such Voting Securities or demand a copy of the list of the Company's stockholder or other books and records;

                  (3) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such Voting Securities (other than the 10% permitted in subsection (2) above), or which seeks to affect the Company's control or has the purpose of circumventing any provision of this letter agreement;

                  (4) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner,

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BYOWC Partners LLC
December 2, 1999
Page 3

         the Company's management, Board of Directors, or policies other than communications with management or the Board in BYOWC's capacity as a stockholder without the purpose or effect of changing control of the Company or effecting any of the actions otherwise prohibited by this paragraph II; or

                  (5) make any proposal or other communication designed to compel or which has the effect of compelling the Company to make a public announcement thereof in respect of any matter referred to in this letter.

            Without limiting the generality or effect of the foregoing, BYOWC agrees that, in consideration of the covenants herein contained, if the Company publicly announces that it has entered into an agreement providing for, or is engaged in discussions with a third party relating to, a tender offer, merger, consolidation or other similar transaction including a third party, BYOWC may not, except within the terms of a specific written request from the Company prior thereto, submit an alternative or competing proposal.

            III. Notwithstanding anything to the contrary in the preceding paragraph II:

            A. If on or prior to the Determination Date BYOWC offers to purchase the Company for cash in a tender offer and merger transaction, pursuant to a merger agreement with terms substantially similar to the terms discussed by the parties, at a price per share that is not less than the per share price discussed by the parties (a "Qualifying Offer"), the following provisions will apply:

                  (1) The provisions contained in paragraph II above (the "Standstill Provisions") will terminate at the close of business on February 29, 2000; provided, however, that if the Determination Date is extended pursuant to paragraph I.B above, the Standstill Provisions will remain in effect for such number of additional days as is equal to the number of days after December 17, 1999 that BYOWC makes a Qualifying Offer.

                  (2) The Standstill Provisions will terminate sooner upon the happening of any of the following events:

                  (a) the board of directors of the Company approves a transaction with any other person that would result in--

                           (i) such person acquiring all or substantially all of the assets of the Company (or any successor company), or

                           (ii) such person beneficially owning more than 40% of the outstanding voting securities of the Company (or any successor company); or
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BYOWC Partners LLC
December 2, 1999
Page 4

                  (b) any person or group has commenced or publicly announced its intention to commence a bona fide tender offer for more than 50% of the outstanding Voting Securities of the Company.


            B. If BYOWC does not make a Qualifying Offer by reason of its discovery:

                  (1) that the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries taken as a whole are materially and adversely different than as set forth in the Company's periodic filings with the Securities and Exchange Commission prior to the date hereof (the "Public Reports") or otherwise disclosed in writing to BYOWC prior to the date hereof ("Disclosed Information");

                  (2) of any facts or circumstances not disclosed in the Company's Public Reports or the Disclosed Information, which in the good faith judgment of BYOWC would reasonably be expected to increase the cost of consummating a Qualifying Offer by more than $10,000,000 above the cost reasonably expected to be incurred based upon the information set for in the Public Reports and the Disclosed Information; or

                  (3) of any facts or circumstances not disclosed in the Company's Public Reports or the Disclosed Information, which in the good faith judgment of BYOWC would materially interfere, restrict or otherwise adversely affect the ability of BYOWC or the Company to consummate a Qualifying Offer, it shall so notify the Company in writing promptly following the Determination Date, setting forth in reasonable detail the basis as aforesaid for not making a Qualifying Offer. In such case, the Standstill Provisions will terminate at the close of business on February 29, 2000.

            C. If the Company and BYOWC enter into a merger agreement and the merger agreement is terminated other than by reason of a breach by BYOWC of its representations, warranties, covenants or agreements set forth in such agreement, the Standstill Provisions will terminate contemporaneously with the termination of the merger agreement.

            IV. During the period beginning on the date hereof through and including the December 17, 1999, the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of (including by way of furnishing information), negotiate or in any way respond to (including by way of furnishing information) any inquiries or proposals, regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of tender offer) or similar transactions involving the Company or any of its subsidiaries (an "Alternative Proposal"). The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than BYOWC) conducted heretofore with respect to any Alternative Proposal.

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BYOWC Partners LLC
December 2, 1999
Page 5


            At this time BYOWC and the Company have not entered into any agreement or understanding to effect a merger transaction, and this letter should not be construed to imply that the parties have done so.

            Your signature below will confirm our mutual agreement as hereinabove provided.


                                                Very truly yours,

                                                MICRO WAREHOUSE, INC.


                                                By: /S/ BRUCE L. LEV
                                                    ------------------------
                                                    Bruce L. Lev
                                                    Executive Vice President


AGREED TO:

BYOWC PARTNERS LLC


By: /s/ ALFRED D. BOYER
    -----------------------------
    Alfred D. Boyer
    Managing Member